HOLLYWOOD MEDIA REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

(Boca Raton, FL – November 13, 2003) – Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced financial results for the three and nine month periods ended September 30, 2003.

Mitchell Rubenstein, Chairman and CEO of Hollywood Media Corp., stated:  “Driven primarily by our Broadway Ticketing and Data businesses, we generated top line growth of 11% in the third quarter, a considerable achievement given that the period is traditionally our softest due to seasonal factors.  In the current quarter, we are experiencing continued demand for our products and services, with particular strength at our Broadway Ticketing and Hollywood.com units.  Based primarily on strong holiday ticket sales in progress, including gift certificates, and other current trends, we expect our overall cash position to increase by over $1 million by the close of the year if current conditions continue.  We look forward to the coming holiday season, which is typically the strongest period for our company.”

FINANCIAL RESULTS

Net revenues for the three months ended September 30, 2003 increased $1.4 million or 11% to $14.0 million from $12.6 million in the same period of 2002.  The net loss for the third quarter of 2003 was $2.3 million, a reduction of 96%, as compared to a net loss of $62.8 million in the third quarter of 2002.  The net loss per share for the third quarter of 2003 was $0.11 as compared to $2.40 per share in the third quarter of 2002.  Please note that the weighted average number of shares outstanding for the three months ended September 30, 2003 was 21,045,043 shares as compared to 26,193,222 shares in the comparable period in 2002.

Net revenues for the nine months ended September 30, 2003 increased $4.0 million or 10% to $45.5 million from $41.5 million in the same period of 2002.  The net loss for the nine months ended September 30, 2003 was $7.1 million, a reduction of 91%, as compared to a net loss of $77.2 million for the nine months ended September 30, 2002.  The net loss per share for the nine months ended September 30, 2003 was $0.34 as compared to $2.81 per share for the nine months ended September 30, 2002.

TELECONFERENCE INFORMATION

The Company will host a teleconference to discuss its third quarter 2003 financial results.  The conference call is scheduled for Thursday, November 13, at 10:00 a.m. Eastern Time.  To access the teleconference, please dial 415-247-8589 approximately five minutes prior to the start of the call.  The teleconference will also be available via live webcast on the investor relations portion of the Company’s website, located at http://www.hollywood.com/about_us/.  Following prepared remarks, management will take questions from the audience via phone and e-mail.  To ask a question via e-mail, please send your questions to questions@exec.hollywood.com in advance of, or during, the live call.

If you are unable to listen to the live teleconference at its scheduled time, there will be a replay available through

HOLLYWOOD MEDIA REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

November 20, 2003, and can be accessed by dialing 800-633-8284 (U.S.), 402-977-9140 (Int’l), passcode 21166011. A replay of the teleconference and a copy of this press release will be archived on the investor relations portion of the Company’s website.

About Hollywood Media

Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. On the strength of its history in developing comprehensive entertainment industry databases, as well as its major strategic partners and unique content, the Company has launched a network of media businesses.  The Company's Data Business includes CinemaSource, EventSource, AdSource and Baseline/FilmTracker.  The Company’s Broadway Tickets business includes Broadway.com, 1-800-Broadway and Theatre Direct International. These services supply thousands of media outlets with specific information on entertainment events such as movies, live theater and concerts, and sell tickets for Broadway. The Company's businesses also include an intellectual property business, as well as Hollywood.com and a minority interest in MovieTickets.com. In addition, the Company owns and operates the cable television network, Totally Hollywood TV (“THTV”).

Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws.  The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.'s filings with the Securities and Exchange Commission including our Form 10-K for 2002. Such forward-looking statements speak only as of the date on which they are made, and Hollywood Media Corp. does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

- Financial Tables Below -

Contact

John Buckley/Kim Holt

Brainerd Communicators, Inc.

212-986-6667

buckley@braincomm.com

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Nine Months Ended September 30,		Three Months Ended September 30,
	2003	2002	2003	2002
NET REVENUES	$45,515,343	41,450,495	$13,975,413	$12,629,337

COST OF REVENUES	32,984,812	28,504,839	9,388,669	9,207,606

Gross margin	12,530,531	12,945,656	4,586,744	3,421,731

OPERATING EXPENSES:
General and administrative	5,487,291	4,582,735	1,928,481	1,746,473
Selling and marketing	729,814	1,686,298	261,582	(101,413)
Salaries and benefits	10,130,330	11,145,505	3,480,454	4,092,418
Amortization of CBS advertising	609,193	10,936,495	102,464	1,333,752
Impairment loss- CBS advertising	—	57,274,680	—	57,274,680
Write-off of prepaid trade credits	—	655,500	—	655,500
Exit and other retail closure costs	—	411,399	—	150,000
Depreciation and amortization	1,839,801	2,425,496	585,408	577,760

Total operating expenses	18,796,429	89,118,108	6,358,389	65,729,170

Operating loss	(6,265,898)	(76,172,452)	(1,771,645)	(62,307,439)

EQUITY IN EARNINGS - INVESTMENTS	797,730	367,597	(8,396)	136,639

OTHER INCOME (EXPENSE):

Interest expense	(1,049,561)	(869,113)	(373,874)	(413,785)
Interest income	12,558	16,756	911	6,525
Other, net	(108,165)	7,034	(117,059)	4,634

Loss before minority interest	(6,613,336)	(76,650,178)	(2,270,063)	(62,573,426)

MINORITY INTEREST	(449,689)	(595,668)	(50,101)	(202,257)

NET LOSS	$(7,063,025)	$(77,245,846)	$(2,320,164)	$(62,775,683)

Basic and diluted net loss per common share	$(0.34)	$(2.81)	$(0.11)	$(2.40)

Weighted average shares outstanding	20,689,747	27,521,885	21,045,043	26,193,222

—————

Note: On August 28, 2002, Hollywood Media exchanged approximately $49.0 million in non-cash advertising for Viacom's transfer to Hollywood Media of its entire equity interest in Hollywood Media and other consideration. As a result of the exchange, Hollywood Media's shares outstanding decreased to approximately 20.2 million shares from approximately 29.0 million shares.

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2003	December 31, 2002

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$434,130	$2,342,238
Receivables, net	1,319,747	1,845,063
Inventories, net	6,870,553	7,144,311
Prepaid expenses	1,435,817	1,026,454
Other receivables	930,934	510,532
Other current assets	50,148	247,532
Deferred advertising – CBS	315,587	924,780
Total current assets	11,356,916	14,040,910

RESTRICTED CASH	550,000	—
PROPERTY AND EQUIPMENT, net	2,591,876	3,563,569
INVESTMENTS IN AND ADVANCES TO EQUITY METHOD INVESTEES	772,234	610,172
IDENTIFIABLE INTANGIBLE ASSETS, net	1,811,940	2,342,807
GOODWILL, net	40,813,683	40,773,968
OTHER ASSETS	465,641	737,231
TOTAL ASSETS	$58,362,290	$62,068,657

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,101,478	$1,354,663
Accrued expenses and other	4,393,049	3,854,881
Notes payable	—	250,000
Loan from shareholder/officer	700,000	—
Accrued exit and retail closure costs	—	27,500
Deferred revenue	8,979,603	8,890,002
Current portion of capital lease obligations	189,421	340,083
Total current liabilities	16,363,551	14,717,129

CAPITAL LEASE OBLIGATIONS, less current portion	113,085	238,546
DEFERRED REVENUE	290,813	214,626
MINORITY INTEREST	29,046	—
OTHER DEFERRED LIABILITY	2,292,022	2,381,863
CONVERTIBLE DEBENTURES, NET	3,803,278	3,223,988

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 539,127 shares authorized; none outstanding	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 21,383,004 and 20,253,863 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	213,830	202,539
Deferred compensation	(243,750)	—
Additional paid-in capital	278,734,767	277,261,293
Accumulated deficit	(243,234,352)	(236,171,327)
Total shareholders' equity	35,470,495	41,292,505
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$58,362,290	$62,068,657